EXHIBIT 10.33

SEPARATION AGREEMENT AND GENERAL RELEASE
COMPANY CONFIDENTIAL

This Separation Agreement and General Release (“Agreement”) is made and entered into on this 17th day of December, 2009 by and between Comverge, Inc., a Delaware corporation (hereinafter referred to as “the Company”), and Frank Magnotti (hereinafter referred to as “Employee”).  Employee and Company are individually referred to as “Party” and collectively as “Parties.”

W I T N E S S E T H
WHEREAS, Employee has been employed by the Company in the position of EVP of Sales and Marketing and Chief Marketing Officer pursuant to an Executive Employment Agreement (“Employment Agreement”) dated September 30, 2009; and

WHEREAS, the Company and Employee have decided to end the Employment Agreement and Employee’s employment will end with the Company effective on December 17, 2009, subject to the terms of this Agreement; and

WHEREAS, the Parties have decided to settle all rights, claims, and demands which either party has against or may have against the other arising from termination of the Employment Agreement, the Retention Bonus Letter of July 16, 2009, Employee’s employment or termination of his employment with the Company and/or any other participation by Employee in any benefits or programs provided by the Company; and

    WHEREAS, the Company and Employee desire to set forth their respective rights, duties and obligations and desire complete accord and satisfaction of all claims arising therefrom;

NOW THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1.           Company’s Agreements.

(a) The Employment Agreement will terminate and Employee’s employment with the Company will end on December 17, 2009 (“End Date”), with the understanding that Employee will assist the Company, as requested through the Consulting Agreement, for the period ending March 31, 2010.  Upon execution, the Consulting Agreement shall control the relationship between the Parties except to the extent that Employee has continuing obligations under the Employment Agreement or the Company has continuing obligations pursuant to this Agreement.  Upon Employee’s execution and non-revocation of this Agreement, and beginning after the End Date, Employee shall be entitled to the benefits set forth in Section 7.5(b) of the Employment Agreement, which is incorporated herein by reference.  Employee’s entitlement to the benefits or payments from the Company, except as expressly stated herein, is subject to Employee’s acceptance of this Agreement and his compliance with the conditions set forth herein and with the obligations contained in the Employment Agreement and Consulting Agreement.  At all times preceding and including his termination date, Employee shall be responsible for cooperating with the Company and its officers, employees, agents and representatives.  Employee agrees to exercise his best efforts to perform all job duties and responsibilities, and any task to which he is assigned to perform, in a competent and satisfactory manner, to comply with all policies, procedures and work directives, and to assist and facilitate in the transition of his job responsibilities and functions.  Upon termination of his employment, the Company agrees to pay Employee the severance pay as set forth in Section 7.5(b) of the Employment Agreement pursuant to Schedule A, less any withholdings that are required under federal and state law and any required benefit payments pursuant to Section 7.5(d).  Company shall also pay Employee a lump sum amount of $125,000 pursuant to Schedule A pursuant to the Retention Bonus Letter.  Any other payments shall be controlled by the Consulting Agreement.  Employee shall be entitled to no other payments under this Agreement or the Employment Agreement. Whether or not Employee signs this Agreement, the Company will pay to Employee an amount constituting Employee’s accrued, unused vacation days.  Employee’s Group Medical and Dental benefits may be continued for up to eighteen (18) months at Employee’s expense by completion and submittal of the form provided by COBRA Administration Services.  Pursuant to Section 7.5(d), the Company will continue to provide benefits assuming Employee continues to pay his required payment amounts.

2.           Employee’s Agreements.

(a)           As a material inducement to the Company to enter into this Agreement, Employee hereby irrevocably and forever releases the Company and its parent and/or related companies, subsidiaries, or affiliates, and their past, present and future officers, directors, employees, agents and attorneys (collectively “Releasees”) from any and all charges, claims, complaints, demands, liabilities, rights, obligations, promises, causes of action, costs, damages at law, expenses (including attorneys’ fees and costs actually incurred), and suits hidden, of any nature whatsoever, known or unknown, which Employee ever had, may have, or now has arising from or related to, directly or indirectly, Employee’s Employment Agreement, the Retention Bonus Letter, or any other agreement, his employment by the Company or any other events which have occurred as of the date of this Agreement, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family Medical Leave Act, the Age Discrimination in Employment Act and any and all other federal and state laws or statutes.  Notwithstanding the foregoing, Employee does not release any claims under this Agreement or under the Age Discrimination in Employment Act that may arise after the execution of this Agreement.

(b)           Employee agrees not to commence any legal proceeding or lawsuit against the Company or any Company Affiliate arising out of or based upon Employee’s employment with the Company or the end of Employee’s employment with the Company; provided, however, this provision does not apply to any claims or causes of action not released pursuant to Section 2(a) above, including without limitation any claims or causes of action accruing and based upon conduct occurring after the Effective Date of this Agreement, including, without limitation, any claims or causes with respect to Executive’s rights to payments or benefits under this Agreement.

(c)  Employee represents and agrees that he will keep the terms, the amount, and the fact of this Agreement completely confidential and he will not hereafter disclose such information to anyone except as he may be required to do so by law.  Employee further agrees that he (i) will not speak or communicate with the media, investors, analysts, customers, Company employees, Company officers or any other third party about the Company or on behalf of the Company, or any of its officers, parent, subsidiary, affiliate, or related companies or their agents, employees or representatives unless specifically directed by the CEO and  (ii) shall not engage in any conduct which is designed to disparage or has the effect of disparaging the Company or any of its officers, parent, subsidiary, affiliate, or related companies or their agents, employees or representatives.  Company agrees to not engage in any conduct which is designed to disparage or has the effect of disparaging the Employee.

  (d)           In the event that the Company becomes involved in any civil or criminal litigation, administrative proceeding or governmental investigation, Employee shall, upon request during the twelve-month period following the date of Date, provide reasonable cooperation and assistance to the Company, including without limitation, furnishing relevant information that he remembers or is in his possession, attending meetings and providing statements and testimony.  The Company will reimburse Employee for all reasonable and necessary costs and expenses Executive incurs in complying with this Section.

(e)  Employee represents and warrants that he has been encouraged to seek advice from anyone of his choosing, including his attorney, accountant or tax advisor prior to his signing it; that this Agreement represents written notice that he do so; that he has been given the opportunity and sufficient time to seek such advice; that he has carefully read and fully understands all of the provisions of this Agreement; and that he is voluntarily entering into this Agreement.  Employee understands that he may take up to twenty-one (21) days to consider whether or not he desires to enter into this Agreement.  Employee further represents and warrants that he was not coerced, threatened or otherwise forced to sign this Agreement, and that his signature appearing hereinafter is genuine.

(f)           Employee represents and acknowledges that, in executing this Agreement, he does not rely and has not relied upon any representation or statement made by any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement.

(g)           For a period of one year from the date hereof, unless specifically invited in writing by the Company, neither you nor any of your representatives acting on your behalf or on behalf of other persons acting in concert with you will in any manner, directly or indirectly effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in any “proxy” “solicitation” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company, or make any communication exempted from the definition of “solicitation” by Rule 14a-1(1)(2)(iv) under the Exchange Act.

(h)  Employee hereby acknowledges, that during his employment, he agreed to certain post-termination obligations restrictive covenants which are contained in the Employment Agreement at Sections 3, 4, 5, and 6 and which are incorporated herein by reference.  Employee further acknowledges and agrees that Sections 3, 4, 5, and 6 are reasonable restrictions to protect the Company’s legitimate interest, that his severance pay as provided by Section 7(b) of the Employment Agreement constitutes consideration for the restrictions contained in Sections 3, 4, 5 and 6 and that Sections 3, 4, 5 and 6 shall remain in full force and effect after the termination of the Employment Agreement and Employee’s employment with the Company.  Employee agrees that he will comply with his obligations as set forth in Sections 3, 4, 5, and 6.  In the event Employee does not comply with his obligations set forth in Sections 3, 4, 5 and 6 of the Employment Agreement, the Company shall have the right to cease any and all further payments to Employee as provided herein and Employee shall have the obligation to repay to the Company any benefits provided herein within thirty (30) days of Employee’s non-compliance.  To the extent the Company is required to enforce its rights under this Agreement in any judicial proceeding, Employee shall indemnify the Company for any and all costs, including attorneys’ fees, related to such enforcement.

3.           Other Agreements.
(a)           Employee understands and acknowledges that he has seven (7) days after his acceptance and execution of this Agreement to revoke this Agreement.  Should Employee choose to revoke his acceptance and execution of this Agreement within that seven (7) day period, he must submit such revocation in writing to Matthew H. Smith, General Counsel of the Company prior to the expiration of the seven (7) day period.  After such seven (7) day period, this Agreement will be irrevocable.

(b)           This Agreement terminates the Employment Agreement except for those provisions that survive termination as referenced herein.  This Agreement supersedes and terminates any prior agreements, whether written or otherwise, between Employee and the Company or any predecessor of the Company.  To the extent this Agreement conflicts with the Consulting Agreement, this Agreement shall control.

(c)           Employee warrants that he has delivered to the Company all property belonging to the Company.

(d)           The Company and Employee agree that the failure of the Company to insist upon any one or more instances relating to the performance of any of the terms, covenants, or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant, or condition.

(e)           The Company and Employee agree that this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, and representatives.  Neither this Agreement nor any right hereunder may be assigned by Employee.

(f)           The Company and Employee agree that this Agreement sets forth the full and complete understanding of the parties with respect to the matters addressed herein and that the validity of this Agreement and any of the provision hereof shall be interpreted, construed, and determined under and according to the laws of the State of New Jersey.

4.           Employee Statement.
I have read and understand this entire Agreement.  I understand that I have twenty-one (21) days to consider whether or not I desire to enter into this Agreement.  I understand that I have seven (7) days to revoke this Agreement even after I provide a signed copy to the Company.  After the expiration of such seven (7) day period, this Agreement will be binding upon me and will be irrevocable.
I understand that by signing this Agreement, I am giving up rights I may have.  I understand I do not have to sign this Agreement.

/s/ Frank A. Magnotti
                        Frank Magnotti

Date:              12/31/2009

COMVERGE, INC.
By:              /s/ Matthew H. Smith
Date:                   12/31/2009

SCHEDULE A

1.	Employment Agreement
a.	Section 7.5(a)
i.	$1922.56(unpaid, earned salary)
ii.	$10,141.63 (unpaid, earned vacation)
iii.	Documented expenses submitted by 1/31/2010 shall be paid pursuant to the Company’s travel expense policy.

b.	Section 7.5(b)
i.	$187,500 (9 months annual base salary of $250,000)
ii.	$45,374 (Last completed year bonus payment- $47,050 x 352/365)

*Where these payments will be made pursuant to the following schedule, with the taxes also deducted each period and with benefits payments due to the Company:

Period Begin	*Payday	9 Month	Bonus	Total before taxes
12/21/2009	**12/31/2009	$10,409.81	$2,520.74	$12,930.55
1/1/2010	1/15/2010	$10,417.07	$2,520.78	$12,937.85
1/16/2010	1/31/2010	$10,417.07	$2,520.78	$12,937.85
2/1/2010	2/15/2010	$10,417.07	$2,520.78	$12,937.85
2/16/2010	2/28/2010	$10,417.07	$2,520.78	$12,937.85
3/1/2010	3/15/2010	$10,417.07	$2,520.78	$12,937.85
3/16/2010	3/31/2010	$10,417.07	$2,520.78	$12,937.85
4/1/2010	4/15/2010	$10,417.07	$2,520.78	$12,937.85
4/16/2010	4/30/2010	$10,417.07	$2,520.78	$12,937.85
5/1/2010	5/15/2010	$10,417.07	$2,520.78	$12,937.85
5/16/2010	5/31/2010	$10,417.07	$2,520.78	$12,937.85
6/1/2010	6/15/2010	$10,417.07	$2,520.78	$12,937.85
6/16/2010	6/30/2010	$10,417.07	$2,520.78	$12,937.85
7/1/2010	7/15/2010	$10,417.07	$2,520.78	$12,937.85
7/16/2010	7/31/2010	$10,417.07	$2,520.78	$12,937.85
8/1/2010	8/15/2010	$10,417.07	$2,520.78	$12,937.85
8/16/2010	8/31/2010	$10,417.07	$2,520.78	$12,937.85
9/1/2010	9/15/2010	$10,417.07	$2,520.78	$12,937.85
		$187,500.00	$45,374.00	$232,874.00
* Paydays falling on a holiday or weekend will be paid on the last business day prior to the event.
**Or upon the later of the seven (7) day revocation period.

2.
Retention Letter Agreement- $125,000, minus all applicable taxes, paid by wire on December 31, 2010.  To the extent Employee revokes this Agreement during the revocation period, he shall repay this amount within five days of such revocation.

3.	Consulting Payments. As provided for in the Consulting Agreement.